Exhibit 99.1

7961 SHAFFER PARKWAY SUITE 5 LITTLETON, COLORADO 80127 TELEPHONE (720) 981-1185 FAX (720) 981-1186

Trading Symbol: VGZ

Toronto and American Stock Exchanges

NEWS

Vista Gold Corp. Reports Progress at Paredones Amarillos Project

Denver, Colorado, October 17, 2007 – Vista Gold Corp. (TSX & AMEX:  VGZ) announced today that it has selected the following consulting firms to assist in preparation of a definitive feasibility study for its Paredones Amarillos Project in Baja California, Mexico. Research Development Inc. of Lakewood, Colorado, is to complete the confirmatory metallurgical testing program and define the process flow sheet. Mine Development Associates of Reno, Nevada, is to update the mineral resource estimate, determine proven and probable reserves, prepare the mine plan and estimate the mine capital and operating costs. KD Engineering of Tucson, Arizona, will be responsible for processing engineering/design, infrastructure engineering/design and estimating the processing capital and operating costs. Golder Associates, Inc. of Tucson, Arizona, is to manage geotechnical investigations and test work, provide guidance for the design of structural foundations, determine the most suitable method for disposal of the barren mill flotation tailings with the mine waste rock and design the tailings storage facility including preparing the associated capital and operating cost estimates. SRK Consulting (US), Inc. (“SRK”) will be responsible for the pit slope stability determinations and has been retained to determine the optimum source of water for the project including the use of municipal waste water and desalinized or partially desalinized sea water. As previously announced (see press release of August 13, 2007),  SRK was engaged to manage the preparation of the definitive feasibility study as well as undertake an economic analysis of the project and compile the final report.

As also mentioned in the August 13 press release, Corporación Ambiental de Mexico, S.A. de C.V. (“CAM”) has been retained to manage the environmental permitting activities for the project. CAM is a full-service environmental firm headquartered in Mexico City with experience in mining project permitting in Baja California. CAM recently reported to Vista that the environmental and change of land use permits issued to Echo Bay Mines when it held the project are still valid. The Corporation has presented all of the studies and permitting documents for its proposed metallurgical core drilling program and anticipates that it will receive the required permits. When the permits are received, Vista plans to expedite the start of drilling and the related confirmatory metallurgical test program, which is expected to be completed in the first quarter of 2008.

Fred Earnest, President and COO commented, “Vista is pleased to have this team of consultants selected for the preparation of the Paredones Amarillos Definitive Feasibility Study. Each company selected to participate in this study has demonstrated strength in their area of expertise. We believe that the combined experience of this team of consultants will result in a quality feasibility study.”

About Vista Gold Corp.

Since 2001, Vista has acquired a number of gold projects with the expectation that higher gold prices would significantly increase their value. As gold prices have risen, Vista has completed various preliminary evaluations that have demonstrated that some of the projects would be potentially viable operations at current gold prices. Vista is undertaking technical programs to bring the most advanced projects to the point where decisions can be made to put these projects into production, either by Vista, or through sale or joint venture to other mining companies. Vista’s holdings include the Paredones Amarillos and Guadalupe de los Reyes

Projects in Mexico, Mt. Todd Project in Australia, Yellow Pine Project in Idaho, Awak Mas Project in Indonesia, Long Valley Project in California, and the Amayapampa Project in Bolivia.

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933 and U.S. Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Vista expects or anticipates will or may occur in the future, including such things as the performance of and results of the planned bankable feasibility study for the Paredones Amarillos Project, receipt of required environmental and other permits for the project, timing for starting and completion of drilling and testing programs, Vista’s future business strategy, competitive strengths, goals, operations, plans, potential project development, future share price and valuation, future gold prices, Vista’s potential status as a producer, and other such matters are forward-looking statements. When used in this press release, the words “estimate”, “plan”, “anticipate”, “expect”, “intend”, “believe” and similar expressions are intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Vista to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, risks that Vista’s acquisition, exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; potential effects on Vista’s operations of environmental regulations in the countries in which it operates; risks due to legal proceedings; risks relating to political and economic instability in certain countries in which it operates; and uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed in Vista’s latest Annual Report on Form 10-K and Quarterly Report on Form 10-Q and other documents filed with the U.S. Securities and Exchange Commission and the securities commissions in Canada. Although Vista has attempted to identify important factors that could cause actual results to differ materially from those described in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Vista assumes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

For further information, please contact Connie Martinez at (720) 981-1185, or visit the Vista Gold Corp. website at www.vistagold.com